Exhibit 1.9
January 2, 2009
Merrill Lynch, Pierce, Fenner & Smith Incorporated
First Republic Securities Company, LLC
          c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
          4 World Financial Center
          New York, NY 10080
Re:     Issuance of Medium-Term Senior/Subordinated Notes, Series L, by Bank of America Corporation
Dear Ladies and Gentlemen:
The Distribution Agreement dated April 10, 2008 (the “Agreement”), among Bank of America Corporation (“Bank of America”) and the Selling Agents named therein, provides for the issue and sale by Bank of America of its Senior Medium Term Notes, Series L (the “Senior Notes”) and its Subordinated Medium-Term Notes, Series L (the “Subordinated Notes,” and together with the Senior Notes, the “Notes”).
Subject to and in accordance with the terms and conditions of the Agreement, and subject to the reservation by Bank of America of the right to sell Notes directly on its own behalf, Bank of America hereby appoints each of you as a new Selling Agent in accordance with the provisions of Section 1(f) of the Agreement for the purposes of the offer and sale of the Notes from time to time. Bank of America reserves the right to sell Notes, at any time, on its own behalf to any unsolicited purchaser, whether directly to such purchaser or through an agent for such purchaser. Upon the sale of any Notes to an unsolicited purchaser, neither of you shall be entitled to any commission pursuant to the Agreement.
In consideration of Bank of America appointing you as a new Selling Agent in respect of the Notes under the Agreement, each of you hereby undertakes, severally and not jointly, for the benefit of Bank of America and each of the other Selling Agents, that, in relation to each series of the Notes as to which you act as a Selling Agent, you will perform and comply with all the duties and obligations of a Selling Agent under the Agreement. Notwithstanding anything contained in the Agreement, each of you shall be vested with all authority, rights, powers, duties and obligations of a Selling Agent in relation to the issue of such notes as if you were originally named as a Selling Agent under the Agreement.
The parties hereto currently expect that you will from time to time make offers to sell one or more series of Notes that are equity-linked, commodity-linked or that otherwise constitute “indexed notes” (as such term is used in the Prospectus). In such cases,

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notwithstanding the provisions set forth in Section 1(d) of the Agreement, your obligation to purchase such Notes as principal or to act as an agent, and the applicable underwriting discount or selling concession to which you shall be entitled will be set forth in the applicable Pricing Supplement or term sheet. In addition, unless otherwise agreed by the parties hereto, such Notes will initially be issued into an account designated by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), and MLPF&S will be responsible to allocate your respective compensation payable hereunder between MLPF&S and First Republic Securities Company, LLC (it being understood that Bank of America shall be relieved of any and all responsibility, duty or obligation with respect to any compensation payable to any party hereto for any series of such Notes once such Notes and the related compensation are allocated to MLPF&S).
Upon the execution and delivery of this letter agreement, Bank of America shall comply with its notice obligations set forth in the final sentence of Section 1(f) of the Agreement. Further, solely with respect to “indexed notes” (as such term is used in the Prospectus) of Bank of America that may be offered and sold from time to time that constitute structured investments of MLPF&S or that are service marks or trademarks of Merrill Lynch & Co., Inc. (including, but not limited to, Accelerated Return Notes, Market Index Target Term Securities, Strategic Accelerated Redemption Securities and Leveraged Index Return Notes), notwithstanding the provisions set forth in Section 1(f) of the Agreement, Bank of America agrees to notify MLPF&S of each and any appointment of any additional selling agents for the offer and sale of such Notes, whether such appointment is on a onetime basis or an on-going basis.
Accompanying this letter agreement is a copy of the Agreement, the provisions of which are incorporated herein by reference. By signing this letter, you acknowledge that you have received a copy of the Agreement from Bank of America. Copies of the officer’s certificate, opinions of counsel, and auditors’ letter described in the Agreement are not enclosed but are available upon your request.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
This letter agreement, like the Agreement, is governed by and construed in accordance with the laws of the State of New York, notwithstanding any otherwise applicable conflicts of law principles. This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
If the above is in accordance with your understanding of our agreement, please sign and return this letter to us.
In addition, your respective addresses to use for notice hereunder, and under the Agreement and the Administrative Procedures, are set forth on Exhibit A attached hereto.

These actions will confirm your appointment and your acceptance and agreement to act as Selling Agent in connection with the issue and sale of the Notes under the terms and conditions of the Agreement.

Very truly yours,

BANK OF AMERICA CORPORATION

By:	/s/ B. Kenneth Burton, Jr.

Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

AGREED AND ACCEPTED:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

		By:	/s/ Brian Partridge

		Name:	Brian Partridge

		Title:	Director, Structured Investments

		Address:	4 World Financial Center

6th Floor

New York, NY 10080

FIRST REPUBLIC SECURITIES COMPANY, LLC

		By:	/s/ David Tateosian

		Name:	David Tateosian

		Title:	President

		Address:	111 Pine St.

San Francisco, CA 94111

EXHIBIT A
NOTICE INFORMATION
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Attention: Oscar Loynaz, Global Investments & Insurance Solutions
Telephone: (212) 449-5080
Facsimile: (917) 338-2428
E-mail: oscarloynaz@ml.com
First Republic Securities Company, LLC
111 Pine Street
7th Floor
San Francisco, California 94111
Attention: Carl Triolo, Director of Technology/Municipal Principal
Telephone: (415) 296-5882
Facsimile: (415) 362-0888
E-mail: ctriolo@firstrepublic.com

A-1